Exhibit 5.1

OPINION OF KUTAK ROCK LLP
September 4, 2013
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212

Ladies and Gentlemen:

We are acting as counsel to Windstream Holdings, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (File No. 333-166707) (together with the Amendment, the “Registration Statement”) relating to the registration of the offer, issuance and sale of up to 10,000,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), under the Windstream Corporation Amended and Restated 2006 Equity Incentive Plan (the “Plan”). Pursuant to an Agreement and Plan of Merger dated August 29, 2013 (the “Merger Agreement”), by and among Windstream Corporation, a Delaware corporation and predecessor of the Company (“Windstream”), the Company and WIN Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Windstream merged with and into Merger Sub with Windstream surviving the merger as a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, each share of Windstream common stock, par value $0.0001 per share, issued and outstanding at the effective time of the merger converted into one share of common stock, par value $0.0001 per share, of the Company. In addition, the Company assumed the Plan and Windstream's outstanding obligations thereunder, including each outstanding equity grant under the Plan. The Amendment is being filed by the Company to expressly adopt the Registration Statement as its own for all purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that the Shares to be offered and sold, when issued and delivered in accordance with the terms and provisions of the Plan, against receipt of the consideration provided for therein, will be validly issued, fully paid, and nonassessable.

In rendering this opinion, we have (i) assumed and have not independently verified (a) the due authorization, execution and delivery of the Plan, (b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies and (ii) as to certain factual matters, relied upon certificates of public officials and of the Company and its officers and have not independently checked or verified the accuracy of the factual statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws and the federal laws of the United States of America and reported judicial decisions interpreting such laws, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Kutak Rock LLP